EXHIBIT 12
                              WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)





                         Three Months
                           March 31,         Years Ended December 31,
                         ------------  ------------------------------------
                         1995   1994    1994   1993    1992   1991    1990
                        ------ ------  ------ ------  ------ ------  ------
Earnings:
Income from Continuing
Operations before
Taxes                   $ 30.2 $ 21.9  $212.7 $212.2  $170.6 $161.7  $(39.0)
Fixed Charges Excluding
Capitalized Interest      20.3   21.5    82.2  105.9   106.9  138.2   168.1
                        ------ ------  ------ ------  ------ ------  ------
Income as Adjusted      $ 50.5 $ 43.4  $294.9 $318.1  $277.5 $299.9  $129.1
                        ====== ======  ====== ======  ====== ======  ======

Fixed Charges:
Interest Expense        $ 17.3 $ 19.0  $ 71.1 $ 96.2  $ 97.7 $128.6  $158.7
Portion of Rents
Representative of
Interest Factor            3.0    2.5    11.1    9.7     9.2    9.6     9.4
                        ------ ------  ------ ------  ------ ------  ------
Fixed Charges Excluding
Capitalize Interest       20.3   21.5    82.2  105.9   106.9  138.2   168.1
Capitalized Interest       0.0    0.0     0.2    0.2     0.2    0.2     0.3
                        ------ ------  ------ ------  ------ ------  ------

Total Fixed Charges     $ 20.3 $ 21.5  $ 82.4 $106.1  $107.1 $138.4  $168.4
                        ====== ======  ====== ======  ====== ======  ======
Ratio of Earnings to
   Fixed Charges           2.5x   2.0x    3.6x   3.0x    2.6x   2.2x    0.8x
                        ====== ======  ====== ======  ====== ======  ======
                                                                       (1)


(1) In 1990, the ratio of earnings to fixed charges was less than one to one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.
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